NI Holdings, Inc., announces retirement of Executive VP and CFO Brian Doom

FARGO, North Dakota, November 13, 2020 – NI Holdings, Inc. (NASDAQ: NODK) today announced the impending retirement of top executive Brian Doom, effective May 25, 2021.

Doom serves as Executive Vice President, Secretary/Treasurer, and CFO of NI Holdings, Inc. and all affiliated companies (Nodak Insurance Company, American West Insurance Company, Battle Creek Mutual Insurance Company, Primero Insurance Company, Direct Auto Insurance Company, Nodak Mutual Group, Inc., Tri-State, LTD, and Nodak Agency, Inc.).

He joined Nodak Insurance Company in December 2005 and helped lead the company through demutualization in 2017.

“I want to congratulate Brian on his retirement from Nodak Insurance Company,” said Michael J. Alexander, President and CEO. “For the past 15 years, Brian has provided outstanding leadership in the finance area, our company’s reinsurance programs, investment and financial decisions. We will miss his leadership, insight and experience here at Nodak. I want to wish him and Julie the best as they move back to their home state of Iowa to spend more time with family and friends.”

“Very simply, the past 15 years have been fun,” said Doom. “I have had the pleasure of working with a great financial team, a collaborative management team and a supportive Board of Directors. We have been able to accomplish a lot throughout the years and I can only imagine that the company will continue to be successful in the future.”

Seth Daggett will assume the role of Executive Vice President, Treasurer and CFO upon Doom’s departure. Daggett joined Nodak in September 2019 and has over 15 years of experience in the property/casualty insurance industry. Prior to joining Nodak, he was the chief financial officer and treasurer at RAM Mutual Insurance Company.

Daggett began his career as an external auditor at Deloitte, and joined Travelers Companies, Inc. in 2004 where he served as senior director of finance from 2008 to 2015. Daggett graduated from the University of North Dakota with bachelor's degrees in financial management and accounting, and is a certified public accountant. He has the CPCU and ARe designations from the American Institute of Chartered Property Casualty Underwriters and the Insurance Institute of American, and served as a board member of the Minnesota Workers' Compensation Insurers Association from 2017 to 2019.

Tim Milius will assume a new role within the organization as Chief Accounting Officer and Secretary. Milius has over 33 years of insurance industry experience including financial reporting, financial operations, and project management. Prior to joining Nodak Insurance Company in March 2017, he held several financial management positions with United Health Group and Assurant Health. He currently manages all public company financial reporting for NI Holdings, Inc.

Milius earned bachelor’s degrees in accounting and management information systems from the University of Wisconsin – Milwaukee, and has been a certified public accountant since 1993.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings. Westminster is included in the Company’s financial results as of the closing date.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com